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                                                                   Exhibit 10.18

                                            November 22, 2000


William Cobb
6314 Aberdeen Avenue
Dallas, TX 75230

Dear  Bill:

        eBay Inc. (the "Company" or "eBay") is pleased to offer you the exempt position of Senior Vice President, Global Marketing at a salary of $11,666.67, payable twice per MONTH, which is equivalent to an annual salary of $280,000.00.

         You will also be eligible to participate in a management incentive plan with payouts based on individual achievement as well as Company performance. Your target bonus would be 40% of your base salary. You will also be given a special retention bonus of $70,000 annually over the first four years of your employment, payable on the first, second, third and fourth anniversaries of your start date. In addition, the company may award you discretionary bonuses from time to time.

        You will be entitled to the benefits that eBay customarily makes available to employees in positions comparable to yours and it will be recommended to the Board of Directors that you be granted an option for the purchase of 280,000 shares of the Company's Common Stock. The option will be granted under the Company's Current Stock Option Plan and, assuming you remain an employee, will vest with respect to 25% of the shares subject to the option one year after the commencement of your employment and, at the end of each month thereafter, with respect to an additional 1/48 of the shares subject to the option.

        eBay shall also provide you with a loan to assist you with the purchase of a home in the Bay Area. Subject to a more detailed description to follow, we intend to offer you a four year, non-interest bearing loan in the amount of $840,000.00, with principal payments of $70,000 each due on the first, second and third anniversaries of the date you commence employment, assuming your continued employment with eBay, and a balloon payment of the remaining principal due on the fourth anniversary of such date. This loan must be secured (subordinate to any mortgage by a financial institution) by the home that you purchase. In light of the subordinate nature of our loan we would expect a cash down payment of at least 10%. Please also note that the non-interest bearing nature of the loan will have personal tax implications.

        As a condition of your employment, you must complete the "Employee Proprietary Information and Inventions Agreement" prior to commencing employment. In part, this Agreement requires that a departing employee refrain unauthorized use or disclosure of eBay's confidential information (as defined in the Agreement). This Agreement does not prevent a former employee from using know-how and expertise in any new field or position. If you should have any questions about the "Employee Proprietary Information and Inventions Agreement," please call me.

        Under federal immigration laws, the Company is required to verify each new employee's identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. Enclosed is a list of the required documents.

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        We hope that you and eBay will find mutual satisfaction with your employment. You will be subject to a 90-day introductory period beginning with the date of your initial employment. During this time, you and eBay will have the opportunity to evaluate your compatibility, ability and interest in the job. At or near conclusion of the introductory period, your supervisor will conduct a review of your performance. Your employment may be terminated at any time, with or without cause, during or after this period, should such termination be deemed necessary or appropriate by you or eBay.

        All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association (AAA) at the AAA office in San Jose, rather than by a jury court or administrative agency. The Company will bear all AAA administrative costs and fees of any such arbitration.

        This letter and the "Employee Proprietary Information and Inventions Agreement" contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter to me by the close of business on Tuesday, November 28, 2000. Please review the "Employee Proprietary Information and Inventions Agreement" and bring with you on your first day of employment to be signed and witnessed. This offer is contingent upon your background, employment and educational verification. Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior agreements and communications by you and eBay as to the specific subjects of this letter.


Very truly yours,


/s/ JEFF JORDAN
-----------------------------
Jeff Jordan
Senior Vice President, General Manager, eBay U.S.




ACCEPTED:

/s/ WILLIAM C. COBB        11/27/00
------------------------   -------------------
Bill Cobb                  Date


Anticipated Start Date:   11/27/00